EXHIBIT 99.1

eMagin Reports Second Quarter 2006 Results
Revenue growth of 157%

Bellevue, WA, August 14, 2006 - eMagin Corporation (AMEX:EMA), the leader in OLED virtual imaging technology, announced today financial results for the quarter ended June 30, 2006.

Second quarter selected highlights include the following:

Financial Summary:

•
Revenue for the three and six months ended June 30, 2006 of $1.7 million and $3.3 million increased 157% and 147% respectively from $0.7 million and $1.3 million at June 30, 2005. The growth in revenue was directly attributable to increases in microdisplay output from our New York production facility.

•
Approximately 9,800 microdisplays were produced during the second quarter up 151% from 3,900 for the quarter ended June 30, 2005. Over 16,000 displays have been produced over the past five months with output consistently in line with target rates based on expected demand.

•
Net loss for the three and six months ended June 30, 2006 was $4.8 million and $10.0 million and included $0.8 million and $1.6 million of non-cash expense associated with the expensing of stock options. This compares to a net loss of $4.5 million and $8.0 million during the three and six months ended June 30, 2005, stock options were not expensed prior to 2006. Loss per share was the same for the three and six months ended June 30, 2006 and June 30, 2005 at $(0.05) and $(0.10) per share

•	On July 21, 2006 eMagin entered into agreements to sell senior secured convertible notes and warrants for $6.5 million dollars the transaction is now closed.

Second Quarter Highlights:

•
eMagin received a substantial initial order and signed a multi-market distribution agreement with Vision 3 International (V3i), Ltd., Korean-based leader in stereo imaging technologies. eMagin expects to fulfill the initial $1.1 million order over the next three months. eMagin also plans to bundle V3i’s stereo cameras with its Z800 3DVisors in other markets.

•	eMagin’s OLED microdisplays were selected to provide power-efficient information display for Liteye Systems’ new LE-700 and LE-750 head-mounted displays (HMDs).

•
Icuiti entered into an agreement to purchase several thousand eMagin microdisplays for production of its Tac-Eye(tm) display system. Designed for the U.S. Military with partial funding from the Air Force Research Lab Human Effectiveness Directorate (AFRL-HE) and the US Special Operations Command (USSOCOM), the Tac-Eye display system is designed for maximum efficiency in today's demanding battlefield environments. The system can be mounted on a helmet or goggles.

•
eMagin and the University of Michigan’s Solid-State Electronics Laboratory (SSEL) won a Phase 1 Extension of their Small Business Technology Transfer (STTR) contract from The Office of Naval Research to lay additional groundwork in encapsulation technologies for small, lightweight displays, and, potentially, for flexible displays.

•
eMagin announced the first four product offerings of its breakthrough OLED-XL microdisplay portfolio. The proprietary OLED-XL displays provide a new level of high performance imaging, with up to 410,000 hours luminance life, the widest temperature range, and the lowest power requirement of any commercially available SVGA resolution microdisplay system.

During the quarter, the Company continued to make major strides in its program to increase production, yield and uptime at its OLED microdisplay fabrication facility in Hopewell Junction, New York. Commenting on the results, Gary Jones, eMagin’s chief executive officer and president, said, “Using improved OLED materials and processes in a device type we call OLED-XL, the production output and product performance results have been significant. During the second quarter approximately 10,000 displays were produced. During the same period last year we produced 3900 units. Uptime and output has continued at our target rate, determined by expected demand, throughout the third quarter with more than 16,000 displays having been produced over the past 5 months. Essentially we have tripled uptime and output and continue to achieve positive results.”

Jones continued, “Many of the displays produced last quarter will go toward building Z800 3DVisor systems for V3i’s initial $1 million order. The remaining displays as well as ongoing production will support the building demand we see in the military and commercial OEM market segments. Recent OEM design wins in the first half of 2006 have led to greater visibility as these design wins convert to contracts. Clearly the advantages our OLEDs bring to applications have been proven in the field and now we’re starting to see financial results through the initiation of large production orders.”

John Atherly, eMagin’s chief financial officer, added, “During the first quarter we received notification on two key design wins where OEMs selected our display or subsystem design for inclusion in their programs which are worth in our estimation approximately $50 million over the programs’ six year lives. Today, the first of these moved to contract with the signing of a $10 million six year supply agreement. The initial schedule calls for approximately $100,000 of product to be shipped over the next few months, $1.2 million in 2007 and $2.7 million in 2008 as the program hits full production. The second large program is scheduled to move to contract next month and is also expected to be a six year supply agreement. Depending on when signing occurs approximately $1 million could ship this year, $4.5 million in 2007 and over $7 million in 2008 when full production is reached. While we are not yet ready to provide annual guidance our recent success in the fab and business wins are very favorable and suggest that our second half results will be the Company’s best ever and that 2007 is shaping up very well.”

eMagin Corporation also announced that it is changing the Chairmanship to a non-Executive position with the appointment of Rear Admiral Thomas Paulsen, USN (ret.) as its Chairman, enabling CEO and President Gary Jones to focus on nurturing the company’s growth. Admiral Paulsen brings proven leadership to the board, assures investors and shareholders of the board’s independent oversight, and complements the Company’s management. Admiral Paulsen served for over 34 years in the US Navy with extensive experience in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations. He holds a B.S. in Maritime and Electrical Engineering from the US Naval Academy and an M.S. in Computer Science from the US Navy Post Graduate School, Monterey, Calif. He also sits on several other Boards as both a Director and an Advisor.

According to Paulsen, “eMagin has decided to follow the growing trend of progressive companies which are implementing non-executive Board leadership, which we believe is important for fulfillment of Sarbanes-Oxley and requirements for Board independence. Where others have spent billions of dollars and failed, Gary Jones’ leadership and OLED technical knowledge has in less then nine years brought eMagin OLED manufacturing from R & D to online production this past year to enable the company to meet a growing level of demand from both defense and commercial customer requirements. We also want to make sure that we provide adequate levels of support for our CEO and President to allow him the critical time necessary to concentrate on the growth of the business.”

Full results are available by referencing the Company’s 10Q report for the quarter ended June 30, 2006 to be filed with the SEC.

About eMagin Corporation
A leader in OLED microdisplay and virtual imaging technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin’s OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs who choose eMagin’s award-winning technology as a core component for their solutions. eMagin has recently introduced its second direct-to-consumer system, the Z800 3DVisor, which provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and business applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagin.com
Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com

Note: eMagin is a trademark of eMagin Corporation.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin’s management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management’s control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2006 (unaudited)	December 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$255	$6,727
Investments - held to maturity	124	120
Accounts receivable, net	954	762
Inventory	3,614	3,839
Prepaid expenses and other current assets	832	1,045
Total current assets	5,779	12,493
Equipment, furniture and leasehold improvements, net	983	1,299
Intangible assets, net	56	57
Other assets	233	233
Total assets	$7,051	$14,082

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,686	$562
Accrued compensation	1,018	1,010
Other accrued expenses	875	1,894
Deferred revenue	98	96
Current portion of capitalized lease obligations	9	16
Other current liabilities	148	47
Total current liabilities	4,834	3,625

Capitalized lease obligations	4	6
Long-term debt	37	50
Total liabilities	4,875	3,681

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 100,422,492 shares as of June 30, 2006 and 99,972,458 shares as of December 31, 2005	100	100
Additional paid-in capital	177,633	175,860
Accumulated deficit	(175,557)	(165,559)
Total shareholders’ equity	2,176	10,401
Total liabilities and shareholders’ equity	$7,051	$14,082

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:

Product revenue	$1,674	$616	$3,245	$1,307
Contract revenue	---	36	70	36

Total revenue, net	1,674	652	3,315	1,343

Cost of goods sold	2,965	2,389	5,994	4,346

Gross loss	(1,291)	(1,737)	(2,679)	(3,003)

Operating expenses:

Research and development	1,305	1,130	2,542	2,016
Selling, general and administrative	2,247	1,760	4,836	3,095

Total operating expenses	3,552	2890	7,378	5,111

Loss from operations	(4,843)	(4,627)	(10,057)	(8,114)

Other income (expense):

Interest expense	---	(1)	---	(2)
Other income, net	5	130	59	149
Total other income, net	5	129	59	147

Net loss	$(4,838)	$(4,498)	$(9,998)	$(7,967)

Loss per share, basic and diluted	$(0.05)	$(0.05)	$(0.10)	$(0.10)

Weighted average number of shares outstanding:

Basic and diluted	100,114,000	82,445,000	100,076,000	81,955,000